Filed Pursuant to Rule 433

Dated March 1, 2022

Registration Statement: No. 333-251156

The Charles Schwab Corporation

$500,000,000 FLOATING RATE SENIOR NOTES DUE 2027

$1,500,000,000 2.450% SENIOR NOTES DUE 2027

$1,000,000,000 2.900% SENIOR NOTES DUE 2032

SUMMARY OF TERMS

Issuer:	The Charles Schwab Corporation (“CSC”), a Delaware corporation

Expected Ratings: (Moody’s / S&P / Fitch)*	A2 / Stable, A / Stable, A / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	March 1, 2022

Settlement Date:	March 3, 2022 (T+2)

	Floating Rate Senior Notes due 2027 (the “2027 Floating Rate Senior Notes”)	$1,500,000,000 2.450% Senior Notes due 2027 (the “2027 Senior Notes”)	$1,000,000,000 2.900% Senior Notes due 2032 (the “2032 Senior Notes”)

Principal Amount:	$500,000,000	$1,500,000,000	$1,000,000,000

Maturity Date:	March 3, 2027	March 3, 2027	March 3, 2032

Interest Payment Dates:	March 3, June 3, September 3 and December 3, commencing on June 3, 2022	March 3 and September 3, commencing on September 3, 2022	March 3 and September 3, commencing on September 3, 2022

Interest Record Dates:	February 16, May 19, August 19 and November 18	February 16 and August 19	February 16 and August 19

Day Count:	Actual/360	30/360	30/360

Benchmark Treasury:	N/A	1.875% UST due February 28, 2027	1.875% UST due February 15, 2032

Benchmark Treasury Price / Yield:	N/A	101-141⁄4 / 1.573%	101-11+ / 1.726%

Spread to Benchmark Treasury:	N/A	+90 bps	+120 bps

Yield to Maturity:	N/A	2.473%	2.926%

Coupon:	Compounded SOFR (as defined under “Description of the Notes—Interest—Floating Rate Notes” in the preliminary prospectus supplement dated March 1, 2022) +105 bps	2.450%	2.900%

Public Offering Price:	100.000%	99.892%	99.776%

Gross Proceeds to CSC:	$500,000,000	$1,498,380,000	$997,760,000

Underwriting Discount per note paid by CSC:	0.600%	0.600%	0.650%

Aggregate Underwriting Discount paid by CSC:	$3,000,000	$9,000,000	$6,500,000

Net Proceeds to CSC (after the underwriting discount, but before deducting offering expenses):	$497,000,000	$1,489,380,000	$991,260,000

Optional Redemption: Make-Whole Call:	N/A	On or after September 3, 2022 and prior to February 3, 2027, CSC may redeem some or all of the 2027 Senior Notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Senior Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the redemption date), assuming for this purpose that the 2027 Senior Notes would mature on March 3, 2027, discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest to, but not including, the redemption date.	On or after September 3, 2022 and prior to December 3, 2031, CSC may redeem some or all of the 2032 Senior Notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2032 Senior Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the redemption date), assuming for this purpose that the 2032 Senior Notes would mature on March 3, 2032, discounted to the redemption date on a semiannual basis at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to, but not including, the redemption date.

Par Call:	On or after February 3, 2027, CSC may redeem some or all of the 2027 Floating Rate Senior Notes at any time at a redemption price (calculated by CSC) equal to 100% of the principal amount of the 2027 Floating Rate Senior Notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.	On or after February 3, 2027, CSC may redeem some or all of the 2027 Senior Notes at any time at a redemption price (calculated by CSC) equal to 100% of the principal amount of the 2027 Senior Notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.	On or after December 3, 2031, CSC may redeem some or all of the 2032 Senior Notes at any time at a redemption price (calculated by CSC) equal to 100% of the principal amount of the 2032 Senior Notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

CUSIP / ISIN:	808513 BZ7/ US808513BZ79	808513 BY0/ US808513BY05	808513 CA1/ US808513CA10

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Senior Co-Manager:	Goldman Sachs & Co. LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC at (866) 718-1649 or Wells Fargo Securities, LLC at (800)-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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